Exhibit 99.3

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

December 21, 2018

Dover Downs Gaming & Entertainment, Inc.

1131 North DuPont Highway

Dover, Delaware 19901

Attn: The Special Committee of the Board of Directors

RE:

Proxy Statement of Dover Downs Gaming & Entertainment, Inc. (“Dover Downs”) / Prospectus of

Twin River Worldwide Holdings, Inc. (“Twin River”) which forms part of the Registration Statement on Form S-4 of Twin River (the “Registration Statement”).

Dear Members of the Special Committee:

Reference is made to our opinion letter (“opinion”), dated July 20, 2018, to the Special Committee of the Board of Directors (the “Committee”) of Dover Downs. We understand that Dover Downs has determined to include our opinion in the Proxy Statement of Dover Downs/Prospectus of Twin River (the “Proxy Statement/Prospectus”) included in the above referenced Registration Statement.

Our opinion was provided for the Committee (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “SUMMARY — Opinion of the Financial Advisor to the Special Committee,” “THE MERGER — Background of the Merger,” “THE MERGER — Recommendation of the Dover Downs Board of Directors; Dover Downs’ Reasons for the Merger” and “THE MERGER — Opinion of the Financial Advisor to the Committee” and to the inclusion of our opinion as Annex B to the Registration Statement. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.